Exhibit 4.24

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Cencora, Inc. (the “Company,” “we,” “us,” and “our”), has the following classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share ( “Common Stock”), and our debt securities that consist of our 2.875% Senior Notes due 2028 (the “2028 Senior Notes”) and our 3.625% Senior Notes due 2032 (the “2032 Senior Notes” and, together with the 2028 Senior Notes, the “Notes”). Each of the Common Stock, the 2028 Senior Notes, and the 2032 Senior Notes is listed on the New York Stock Exchange (the “NYSE”).
DESCRIPTION OF COMMON STOCK
The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.24 is a part. The terms of these securities also may be affected by the General Corporation Law of the State of Delaware (the “DGCL”).
Authorized Capital Stock
We are authorized to issue a total of 610,000,000 shares of capital stock consisting of 600,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
Common Stock
Each outstanding share of Common Stock is entitled to one vote per share. Except as may be provided in a certificate of designations for a series of Preferred Stock, the holders of Common Stock have the exclusive right to vote for the election of directors and for all other purposes as provided by law and do not have cumulative voting rights.
Subject to the preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock or property of the Company as may be declared by our board of directors (the “Board”) from time to time out of the legally available assets or funds of the Company. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of Common Stock are entitled to receive ratably all assets of the Company available for distribution to its stockholders.
Holders of our Common Stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock.
Holders of Common Stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.
Our Board may authorize the issuance of Preferred Stock with voting, conversion, dividend, liquidation and other rights that may adversely affect the rights of the holder of our common stock.
Preferred Stock
We may issue Preferred Stock from time to time in one or more series, without stockholder approval, when authorized by our Board. Subject to the limits imposed by the DGCL, our Board is authorized to fix for any series of Preferred Stock the number of shares of such series and the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications. limitations or restrictions of such series. As of the date of the Annual Report on Form 10-K of which this Exhibit 4.24 is a part, no shares of Preferred Stock are outstanding.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
The following is a summary of certain provisions of our Certificate of Incorporation, Bylaws and the DGCL that may have the effect of delaying, deterring or preventing hostile takeovers or changes in control or management of the Company. Such provisions could deprive our stockholders of opportunities to realize a premium on their stock. At the same time, these provisions may have the effect of inducing any persons seeking to acquire or control us to negotiate terms acceptable to our Board. Throughout the summary we have included parenthetical references to sections of our Certificate of Incorporation and Bylaws to help you locate the provisions being discussed.
Undesignated Preferred Stock
Our Certificate of Incorporation authorizes our Board to issue shares of Preferred Stock and set the voting powers, designations, preferences, and other rights related to that Preferred Stock without stockholder approval. Any such designation and issuance of shares of preferred stock could delay, defer or prevent any attempt to acquire or control us. (Section 4.03 of our Certificate of Incorporation.)
Vacancies on the Board of Directors
Our Certificate of Incorporation and our Bylaws provide that, subject to any rights of holders of our Preferred Stock, any vacancies in our Board for any reason will be filled only by a majority of our directors remaining in office and directors so elected will hold office until the next election of directors.
No Cumulative Voting
Our Certificate of Incorporation and our Bylaws do not provide for cumulative voting. (Section 6.01 of our Certificate of Incorporation and Section 2.09 of our Bylaws.)
No Stockholder Action by Written Consent
Our Certificate of Incorporation and our Bylaws provide that our stockholders may not act by written consent. (Section 6.03 of our Certificate of Incorporation and Section 2.10 of our Bylaws.)
Ability to Call Special Meetings of Stockholders
Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders can only be called by a majority of the members of the Board and, subject to the provisions of Section 2.02 of our Bylaws, upon written request from at least 25% of the combined voting power of the outstanding shares of Common Stock.
Advance Notification of Stockholder Nominations and Proposals
Our Certificate of Incorporation and Bylaws provide for advance notice procedures with which stockholders must comply with before submitting stockholder proposals or nominating directors for election, as set forth in Section 6.04 of our Certificate of Incorporation and Section 2.03 of our Bylaws.
Business Combinations under Delaware Law
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, and sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. Under Section 203, an “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of the corporation’s outstanding voting stock.

This prohibition is effective unless:
•the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;
•upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans; or
•at or after the time the stockholder becomes an interested stockholder, the business combination is approved by a majority of the board of directors and, at an annual or special meeting, by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board of directors. A corporation can elect to have Section 203 of the DGCL not apply to it by expressly providing so in its certificate of incorporation or bylaws; we have not made such an election. (Section 9.01 of our Certificate of Incorporation.)
Limitation of Personal Liability of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Certificate of Incorporation provides that our directors and officers are entitled to the benefits of all limitations on such personal liability of directors and officers that are now or hereafter become available under the DGCL. The DGCL does not permit exculpation for liability:
•for any breach of the duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under section 174 of the DGCL, which pertains, among other things, to liability for the unlawful payment of dividends; or
•for any transaction from which the director derived an improper personal benefit.
In addition, subject to certain exceptions set forth therein, our Certificate of Incorporation provides that we will indemnify any person who is or was a director or officer of ours, or is or was serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, with respect to actions taken or omitted by such person in any capacity in which such person serves us or such other corporation, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director, officer or trustee, as the case may be, and will inure to the benefit of such person’s heirs, executors and personal and legal representatives. (Section 7.02 of our Certificate of Incorporation.)
In addition, our Certificate of Incorporation provides that we may advance to a director or officer expenses incurred in defending any action in advance of its final disposition. (Section 7.03 of our Certificate of Incorporation.)
Forum Selection
Our Bylaws provide, unless we consent in writing to an alternative forum, that the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks subject matter jurisdiction, another state court located in the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal district court for the District of Delaware), excluding any complaint asserting a cause of action arising under Securities Act of 1933, as amended, for which the federal district courts of the United States of America shall be the sole and exclusive forum to the fullest extent permitted by law.
Transfer Agent and Registrar
Computershare serves as the registrar and transfer agent for our common stock.
Stock Exchange Listing
Our common stock is listed on the New York Stock Exchange under the trading symbol “COR.”
DESCRIPTION OF NOTES
We issued €500,000,000 aggregate principal amount of the 2028 Senior Notes and €500,000,000 aggregate principal amount of the 2032 Senior Notes on May 22, 2025. Each series of the Notes was issued pursuant to the Indenture, dated as of November 19, 2009 (the “Base Indenture”), between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (such trustee is referred to as the “Trustee”). The Base Indenture was supplemented by a sixteenth supplemental indenture, dated as of May 22, 2025, between us, the Paying Agent (as defined below) and the Trustee. The Base Indenture and the sixteenth supplemental indenture governing the 2028 Senior Notes are sometimes referred to collectively as the “2028 Note Indenture.” The Base Indenture was also supplemented by a seventeenth supplemental indenture, dated as of May 22, 2025, between us, the Paying Agent and the Trustee. The Base Indenture and the seventeenth supplemental indenture governing the 2032 Senior Notes are sometimes referred to collectively as the “2032 Note Indenture.” The 2028 Note Indenture and the 2032 Note Indenture are sometimes referred to individually as an “indenture” and collectively as the “indentures.”
The following description of the Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indentures and the Notes, which have been filed with the SEC and are incorporated by reference herein. Unless otherwise specified, all capitalized and undefined terms in this “Description of Notes” have the meanings specified in the applicable indenture.
The Notes were issued only in book-entry form, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, through the facilities of Euroclear and Clearstream, and sales in book-entry form may be effected only through participants in Euroclear or Clearstream. The 2028 Senior Notes are listed on the NYSE under the symbol “COR28.” The 2032 Senior Notes are listed on the NYSE under the symbol “COR32.”
2028 Senior Notes
The 2028 Senior Notes will mature on May 22, 2028, with interest accruing on such notes at the rate of 2.875% per year.
We may redeem the 2028 Senior Notes prior to April 22, 2028, the date that is one month before their maturity date, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price that includes accrued and unpaid interest and a make-whole premium, as specified in the indenture.
On or after April 22, 2028, we may redeem the 2028 Senior Notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date.
In addition, we may redeem the 2028 Senior Notes for cash in whole, but not in part, at any time prior to maturity at a price equal to 100% of, plus accrued and unpaid interest, if certain tax events occur, as specified in the applicable indenture.

In the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of the 2028 Senior Notes below an investment grade rating by two of the three Ratings Agencies within a specified period, unless the Company has previously exercised its optional redemption right with respect to the 2028 Senior Notes in whole, the Company will be required to offer to repurchase the 2028 Senior Notes from the holders at a price in cash equal to 101% of the then outstanding principal amount of 2028 Senior Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.
2032 Senior Notes
The 2032 Senior Notes will mature on May 22, 2032, with interest accruing on such notes at the rate of 3.625% per year.
We may redeem the 2032 Senior Notes prior to February 22, 2032, the date that is three months before their maturity date, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price that includes accrued and unpaid interest and a make-whole premium, as specified in the indenture.
On or after February 22, 2032, we may redeem the 2032 Senior Notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date.
In addition, we may redeem the 2032 Senior Notes for cash in whole, but not in part, at any time prior to maturity at a price equal to 100% of, plus accrued and unpaid interest, if certain tax events occur, as specified in the applicable indenture.
In the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of the 2032 Senior Notes below an investment grade rating by two of the three Ratings Agencies within a specified period, unless the Company has previously exercised its optional redemption right with respect to the 2032 Senior Notes in whole, the Company will be required to offer to repurchase the 2032 Senior Notes from the holders at a price in cash equal to 101% of the then outstanding principal amount of 2032 Senior Notes, plus accrued and unpaid interest to, but not including, the date of repurchase
Issuance in Euro
Initial holders were required to pay for the Notes in Euro, and all payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in Euro.
No Initial Guarantees
None of our subsidiaries have initially guaranteed the Notes. However, certain of our domestic subsidiaries may be obligated to guarantee the Notes under certain circumstances. See “—Additional Covenants” below.
Ranking
The Notes:
•are general unsecured unsubordinated obligations of the Company;
•are equal in right of payment with any future or existing unsecured unsubordinated indebtedness of the Company; and
•are senior in right of payment to future subordinated indebtedness of the Company, if any, that expressly provides for its subordination to the Notes.
The Notes are effectively subordinated in right of payment to all future secured debt of the Company and the Notes are effectively subordinated to all obligations of our subsidiaries.
The Notes are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries to the extent of the value of the assets of such subsidiaries.

Paying Agent and Registrar
U.S. Bank Europe DAC, UK Branch acted as paying agent for the Notes (the “Paying Agent”), and the Trustee acted as transfer agent, registrar and trustee for the Notes. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.
Satisfaction, Discharge and Covenant Defeasance
We may terminate our obligations under the indenture, when:
•either:
•all notes of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or
•all the notes of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of notes to pay principal, interest and any premium; and
•we have paid or caused to be paid all other sums then due and payable under the indenture; and
•we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with. (Section 4.01 of the Base Indenture)
We may elect to have our obligations under the indenture discharged with respect to the outstanding notes of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series under the indenture, except for:
•the rights of holders of the notes to receive principal, interest and any premium when due;
•our obligations with respect to the notes concerning issuing temporary notes, registration of transfer of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for security payments held in trust;
•the rights, powers, trusts, duties and immunities of the trustee; and
•the defeasance provisions of the indenture. (Section 4.02 of the Base Indenture)
In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an Event of Default with respect to the notes of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an Event of Default for that series. (Section 4.03 of the Base Indenture)
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes of any series:
•we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as a security for, and dedicated solely to the benefits of holders of the debt securities of a series:
•money in an amount,

•U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in amount, or
•a combination of money and U.S. governmental obligations (or equivalent government obligations, as applicable), in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent registered public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;
•in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;
•in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;
•no Event of Default or default with respect to the outstanding notes of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;
•the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all notes of a series were in default within the meaning of such Act;
•the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;
•the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such act or exempt from registration; and
•we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with. (Sections 4.01 and 4.02 of the Base Indenture)
Additional Covenants
In addition to the covenants described in “Satisfaction, Discharge and Covenant Defeasance” relating to covenant defeasance, the following additional covenants apply to the Notes.
Limitation on Liens
We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless (a) in the case of the Company, the Notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien or (b) in the case of any Guarantor, such Guarantor’s guarantee is secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien.

Notwithstanding the foregoing, any Lien securing the Notes or such guarantee pursuant to the covenant described in the preceding paragraph shall be automatically and unconditionally released and discharged upon the release by all holders of the Indebtedness secured by the Lien giving rise to the Lien securing the Notes or such guarantee (including any deemed released upon payment in full of all obligations under such Indebtedness).
Limitation on Sale and Leaseback Transactions
We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Guarantor may enter into a sale and leaseback transaction if:
•we or such Guarantor, as applicable, could have incurred a Lien to secure such Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the provision described above under the subheading “—Limitation on Liens”; and
•the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board and set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction.
Designation of Restricted and Unrestricted Subsidiaries
The Board may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. The Board may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.
Subsidiary Guarantees
None of our subsidiaries will initially guarantee the Notes. However, any Domestic Subsidiary of the Company (other than Blanco and any Receivables Subsidiary) which incurs, has outstanding or guarantees any Specified Indebtedness will, simultaneously with such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Specified Indebtedness at the time of its creation or acquisition, at the time of such creation or acquisition), become a Guarantor and execute and deliver to the Trustee a joinder to each indenture pursuant to which such Subsidiary will agree to guarantee the Company’s obligations under the Notes, except for all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Designated Non-Guarantors in accordance with each indenture for so long as they continue to constitute Unrestricted Subsidiaries or Designated Non-Guarantors.
A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, whether or not affiliated with such Guarantor, unless:
•the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor under the indenture and its guarantee, pursuant to a joinder to the indenture in form and substance reasonably satisfactory to the trustee or by operation of law; and
•immediately after giving effect to such transaction, no Default or Event of Default exists. The guarantee of a Guarantor will be released:
•in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of the Company if, after giving effect to such transaction, neither the Person acquiring such Capital Stock nor such Guarantor has outstanding or guarantees any Specified Indebtedness;
•in the event we designate any such Guarantor to be an Unrestricted Subsidiary or Designated Non-Guarantor in accordance with the applicable indenture; or

•in the event any Guarantor shall cease (or simultaneously with the release of its guarantee under the applicable indenture shall cease) to have outstanding or guarantee any Specified Indebtedness.
Events of Default
The following are examples of what we are referring to by the term “Event of Default” in the Base Indenture with respect to the notes of any series:
(1)    default in paying interest on the notes when it becomes due and the default continues for a period of 30 days or more;
(2)    default in paying principal, or premium, if any, on the notes when due;
(3)    default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;
(4)    default in the performance, or breach, of any covenant in the indenture (other than defaults specified above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 51% in aggregate principal amount of the outstanding notes of the series;
(5)    certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company has occurred; or
(6)    any other Events of Default, including those set forth under the heading “Additional Events of Default,” with respect to such notes. (Section 5.01 of the Base Indenture)
If an Event of Default (other than an Event of Default specified in clause (5)) under the Base Indenture occurs with respect to the Notes of any series and is continuing, then the trustee or the holders of at least 51% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding notes of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. (Section 5.02 of the Base Indenture) If an Event of Default under the indenture specified in clause (5) occurs and is continuing, then the entire principal amount of the outstanding notes (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder. (Section 5.02 of the Base Indenture)
After a declaration of acceleration, the holders of a majority in principal amount of outstanding notes of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the Notes of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. (Section 5.02 of the Base Indenture)
Holders of at least 51% in principal amount of the outstanding notes of a series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding notes of that series. (Section 5.07 of the Base Indenture) These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment. (Section 5.08 of the Base Indenture)
During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. (Section 6.01 of the Base Indenture) If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. (Section 5.07 of the Base Indenture)

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 6.02 of the Base Indenture)
Additional Events of Default
In addition to the Events of Default described under the heading “Events of Default,” each of the following is an Event of Default with respect to each series of the Notes:
•failure by the Company or any of its Restricted Subsidiaries for 30 days from receipt of written notice by the trustee or the Holders of at least 25% of the principal amount of such series of notes outstanding to comply with the provisions described under the caption “—Offer to Repurchase Upon Change of Control Triggering Event;”
•default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the issue date of the Notes, if that default: is caused by the failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or results in the actual acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250.0 million or more;
•a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against us or any of our Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed pending appeal (or otherwise stayed)) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $250.0 million (net of any amount covered by insurance); or
•except as permitted by the applicable indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantor’s guarantee.
In addition, all references to “51%” in the provisions of each indenture related to acceleration and the initiation of enforcement proceedings described under “Events of Default” shall be replaced with “25%.”
Modification and Waiver
The indentures may be amended or modified without the consent of any holder of debt securities in order to:
•evidence a succession of the trustee;
•cure ambiguities, defects or inconsistencies;
•provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;
•make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;
•add guarantors with respect to the debt securities of any series;
•secure the debt securities of a series;

•establish the form or forms of debt securities of any series;
•maintain the qualification of the indenture under the Trust Indenture Act; or
•make any change that does not adversely affect in any material respect the interests of any holder. (Section 9.01 of the Base Indenture)
Other amendments and modifications of the indentures or the Notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:
•reduce the principal amount, or extend the fixed maturity, of the debt securities;
•alter or waive the redemption provisions of the debt securities;
•change the currency in which principal, any premium or interest is paid;
•reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;
•impair the right to institute suit for the enforcement of any payment on the debt securities;
•waive a payment default with respect to the debt securities or any guarantor;
•reduce the interest rate or extend the time for payment of interest on the debt securities;
•adversely affect the ranking of the debt securities of any series; or
•release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture. (Section 9.02 of the Base Indenture)
Additional Restrictions on Amendment, Supplement and Waiver
In addition to the provisions of each indenture which may not be amended or waived without the consent of each holder of debt securities of any series affected as described in under the heading “Modification and Waiver,” an amendment or waiver may not (with respect to any notes held by a non-consenting holder of the Notes) release any Guarantor or co-obligor from any of its obligations under its guarantee or the applicable indenture, except in compliance with the terms of the applicable indenture.
Governing Law
The indentures and Notes are governed by New York law.
Concerning our Relationship with the Trustee
U.S. Bank is a lender and issuing bank in connection with our senior unsecured revolving credit facility, which we generally refer to as our “multi-currency revolving credit facility.” In addition, U.S. Bank provides certain cash management services to us and our subsidiaries.